Filed Pursuant to Rule 424(b)(3)

Registration Nos.    033-08857-99

033-59435-99

333-125001

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED MARCH 12, 2008

The attached Current Report on Form 8-K dated May 12, 2008 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated March 12, 2008.

The date of this Prospectus Supplement is May 15, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement.

As previously disclosed in the Telephone and Data Systems, Inc. (“TDS”) Quarterly Report on Form 10-Q for the period ended March 31, 2008, during the period April 1, 2008 through May 7, 2008, TDS early-settled or had agreed to early-settle variable prepaid forward contracts (“forward contracts”) related to 46,969,689 Deutsche Telekom shares.  The early settlement of forward contracts with respect to 10,000,000 of such Deutsche Telekom shares was reported under Part II, Item 5 — Other Information, of such Form 10-Q.  After May 7, 2008 through May 14, 2008, TDS settled forward contracts related to 27,969,689 of such Deutsche Telekom shares. These forward contracts were settled prior to their scheduled maturity dates in May 2008 through September 2008. TDS settled these forward contracts by delivery of Deutsche Telekom shares. The Deutsche Telekom shares retained by TDS related to such forward contracts were subsequently sold.  As a result of the settlements, the following agreements were terminated:

•                  On May 12, 2008, the Guaranty by TDS dated December 5, 2002 was terminated early due to the early termination by TDS of the forward contracts relating to the monetization of 8,969,689 Deutsche Telekom ordinary shares. The Guaranty was in favor of WestLB AG. TDS and its affiliates do not have any material relationships with WestLB AG except with respect to the forward contracts.

•                  On May 14, 2008, the Guaranty by TDS dated October 22, 2002 was terminated early due to the early termination by TDS of the forward contracts relating to the monetization of 19,000,000 Deutsche Telekom ordinary shares. The Guaranty was in favor of Société Générale. TDS and its affiliates do not have any material relationships with Société Générale except with respect to the forward contracts and U.S. Cellular’s revolving credit agreement.

TDS did not incur any material early termination penalties.

As part of the early settlement of the 46,969,689 Deutsche Telekom shares mentioned above, on May 7, 2008, TDS settled a forward contract with Citibank N.A. relating to the monetization of 9,000,000 Deutsche Telekom ordinary shares. However, the related Guaranty by TDS in favor of Citibank N.A. dated August 19, 2002 was not terminated because TDS continues to have one remaining forward contract with Citibank N.A. relating to the monetization of 9,000,000 Deutsche Telekom ordinary shares that matures on June 16, 2008.  This Guaranty will not be terminated until TDS settles this remaining forward contract with Citibank N.A..

Item 9.01.       Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	May 15, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller